Exhibit 4.1

DESCRIPTION OF THE REGISTRANT’S SECURITIES

REGISTERED PURSUANT TO SECTION 12 OF THE

SECURITIES EXCHANGE ACT OF 1934

The following description of our securities is intended as a summary only. This description is based the certificate of incorporation, as amended (the “Certificate of Incorporation”) of ADTRAN Holdings, Inc. (the “Company,” “we,” “us,” and “our”), the Company’s bylaws, as amended and restated (the “Bylaws”), and applicable provisions of the Delaware General Corporation Law (the “DGCL”). This summary is not complete and is qualified in its entirety by reference to the Certificate of Incorporation and the Bylaws, each of which is filed as an exhibit to this Quarterly Report on Form 10-Q. We encourage you to read the Certificate of Incorporation, the Bylaws and the applicable provisions of the DGCL for additional information.

Authorized Capital Stock

Our authorized capital stock consists of 200 million shares of common stock, par value $0.01 per share, and 50 million shares of preferred stock, par value $0.01 per share.

Company Common Stock

Dividends

Holders of our common stock are entitled to receive proportionately any dividends as may be declared by our board of directors, in its discretion, out of funds legally available therefor, subject to any statutory or contractual restrictions on the payment of dividends and to any restrictions on the payment of dividends imposed by the terms of any outstanding preferred stock.

Voting Rights; Amendments to the Certificate of Incorporation

The holders of our common stock are entitled to one vote for each share upon all matters presented to the stockholders.

Under the DGCL, the affirmative vote of a majority of the outstanding shares entitled to vote thereon and a majority of the outstanding stock of each class entitled to vote thereon is generally required to amend a corporation’s certificate of incorporation. Additionally, the holders of the outstanding shares of a class of a corporation’s capital stock are entitled to vote as a class upon a proposed amendment, whether or not entitled to vote thereon by the certificate of incorporation, if the amendment would increase or decrease the aggregate number of authorized shares of such class; increase or decrease the par value of the shares of such class; or alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely. Our Certificate of Incorporation does not alter this default amendment process.

Meetings of Stockholders

Our annual meeting of stockholders will be held at such place, if any, either within or without the State of Delaware, or by means of remote communication, and on such date and at such time as our board of directors may fix by resolution and as set forth in the notice of the meeting. Special meetings of stockholders will be held on such date and at such time and at such place, if any, either within or without the State of Delaware, as shall be designated in the notice of meeting or by means of remote communication. Unless otherwise prescribed by law, special meetings of stockholders may only be called at any time by the chairman of the board of directors, chief executive officer, or the president or by order of the board of directors. Except as otherwise required by law, our stockholders are not entitled to call special meetings of stockholders.

Except as otherwise prescribed by law, we will provide a notice of each meeting of stockholders, in the form of a writing or electronic transmission, no more than sixty (60) nor less than ten (10) days before the date of such meeting. The notice will include the place, if any; date and time of the meeting; the means of remote communications, if any, by which stockholders and proxy holders may be deemed to be present and vote at such meeting; the record date for

Exhibit 4.1

determining the stockholders entitled to vote at the meeting, if such date is different from the record date for determining stockholders entitled to notice of the meeting; and, in the case of a special meeting, the purpose or purposes for which the meeting is called.

Conversion Rights

No conversion, redemption or sinking fund provisions apply to our common stock, and the holders of our common stock are not subject to calls or assessments by the Company.

Preemptive Rights

Holders of our common stock are not entitled to preemptive or subscription rights with respect to any sale, exchange, offering or issuance of shares of common stock or other securities of the Company.

Cumulative Voting

Holders of our common stock are not entitled to cumulative voting.

Form and Certification

Shares of our common stock are uncertificated. Shares of our common stock are created and maintained in book-entry form by our transfer agent and registrar, American Stock Transfer and Trust Company, LLC.

Stock Exchange Listing

Shares of our common stock are listed on the NASDAQ Global Select Market of The Nasdaq Stock Market LLC (“Nasdaq”) under the symbol “ADTN” and on the regulated market segment of the Frankfurt Stock Exchange under the symbol “QH9.”

Transfer Agent, Registrar, and Central Registration Agent

The transfer agent and registrar for the Company common stock is American Stock Transfer and Trust Company, LLC.

In order to facilitate the exercise of stockholders’ rights, in particular voting rights and participation in meetings of stockholders of the Company via Clearstream, we entered into an agreement with ADEUS Aktregister-Services-GmbH, Königinstrasse 28, 80802 Munich, Germany, which acts as the central registration office. The tasks of the central registration office include the publication of all relevant information required by stockholders to exercise their rights in the German Federal Gazette (Bundesanzeiger), as well as the assumption of administrative tasks within the logistics of participation and voting rights at general meetings of stockholders. We maintain either the central registration office or a comparable service provider.

General Provisions Governing a Change in Authorized Share Capital; Issuance of Common Stock

The DGCL provides that the authorized number of shares of a Delaware corporation must be set forth in the certificate of incorporation. Under the DGCL, our stockholders may authorize an increase in the number of authorized shares by approving an amendment to our Certificate of Incorporation.

Delaware law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of Nasdaq, which apply as long as our common stock is listed on Nasdaq, require stockholder approval of certain issuances equal to or exceeding 20% of the combined voting power of our common stock. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans.

Exhibit 4.1

The existence of unissued and unreserved common stock may enable our board of directors to issue shares to persons friendly to current management, which could render more difficult or discourage an attempt to obtain control of the Company by means of a merger, tender offer, proxy contest or otherwise, and could thereby protect the continuity of our management and possibly deprive stockholders of opportunities to sell their shares of common stock at prices higher than prevailing market prices.

General Provisions Governing a Liquidation of the Company; Liquidation Distributions

Upon the liquidation, dissolution or winding up of the Company, any business combination or a sale or disposition of all or substantially all of the Company’s assets, the assets legally available for distribution to the Company’s stockholders will be distributable ratably among the holders of our common stock, subject to prior satisfaction of all outstanding debts and other liabilities and the payment of liquidation preferences, if any, on any outstanding preferred stock.

Anti-Takeover Effects of Delaware Law and Our Certificate of Incorporation and Bylaws

Certain provisions of the DGCL, our Certificate of Incorporation, and our Bylaws could make the acquisition of the Company more difficult and could delay, defer or prevent a tender offer or other takeover attempt that a stockholder might consider to be in its best interest, including takeover attempts that might result in the payment of a premium to stockholders over the market price for their shares. These provisions also may promote the continuity of our management by making it more difficult for a person to remove or change the incumbent members of our board of directors.

Authorized but Unissued Preferred Stock

The authorized but unissued shares of our preferred stock are available for future issuance without stockholder approval except as required by law or by any stock exchange on which our common stock may be listed. Our board of directors is authorized to provide for the issuance of shares of our preferred stock in one or more classes or series, and to fix the powers for each class or series (including voting powers), preferences and relative, participating, optional and other special rights and any qualifications, limitations or restrictions thereof as may be permitted by the DGCL. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued shares of preferred stock may enable our board of directors to render more difficult or to discourage an attempt to obtain control of us by means of a merger, tender offer, proxy contest or otherwise.

No Cumulative Voting

Our Certificate of Incorporation does not permit stockholders to cumulate votes in the election of directors.

Special Meetings of Stockholders

Our Bylaws provide that, except as otherwise required by law, special meetings of stockholders can only be called by the chairman of the board of directors, the chief executive officer, the president or the board of directors.

Stockholder Action by Written Consent

Our Bylaws provide that any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken and bearing the dates of the stockholders who signed the consent, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our Certificate of Incorporation provides otherwise. Such written consent must be delivered by hand or by certified or registered mail, return receipt requested and no written consent shall be effective to take the corporate action referred to therein unless, within 60 days of the earliest dated written consent received in accordance with the Bylaws, a written consent or consents signed by a sufficient number of holders to take such action is delivered to the Company. Prompt

Exhibit 4.1

notice of the taking of such action without a meeting and by less than unanimous written consent shall be given to those stockholders who have not consented in writing.

Advance Notice Requirements for Stockholder Proposals and Nomination of Directors

Our Bylaws require stockholders seeking to bring business before an annual meeting of stockholders, or to nominate individuals for election as directors at an annual or special meeting of stockholders, to provide timely notice in writing. To be timely, a stockholder’s notice must be properly furnished to the Company, in the case of an annual meeting, no later than the close of business on the ninetieth (90th) day, nor earlier than the close of business on the one hundred twentieth (120th) day, prior to the first anniversary of the preceding year’s annual meeting; provided, however, that subject to the immediately following sentence, in the event that the annual meeting is convened more than thirty (30) days before or more than seventy (70) days after such anniversary date, or if no annual meeting was held in the preceding year, notice by the stockholder must be so received no earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and no later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Company. Our Bylaws also specify requirements as to the form and content of a stockholder’s notice. These provisions may preclude our stockholders from bringing matters before the annual meeting of stockholders or from making nominations for directors at meetings of stockholders. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the potential acquirer’s own slate of directors or otherwise attempting to obtain control of the Company.

Removal of Directors; Vacancies

Subject to our Director Resignation Policy, any director or the entire board of directors may be removed, with or without cause, by the holders of a majority of the shares of our capital stock then entitled to vote in an election of directors, except as otherwise provided by applicable law. In addition, any newly created directorship on our board of directors that results from an increase in the number of directors and any vacancy occurring in our board of directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Director Resignations

Director candidates must agree to tender, promptly following the annual meeting at which they are to be elected or re-elected as director, an irrevocable resignation in writing, which shall become effective only if (i) the director fails to receive a sufficient number of votes for an election in an uncontested election of directors and (ii) the board of directors accepts their resignation in accordance with the Director Resignation Policy. Once an incumbent director fails to receive a sufficient number of votes for election in an uncontested election, our Nominating and Corporate Governance Committee will consider on an expedited basis such director’s tendered resignation and make a recommendation to the board of directors concerning the acceptance or rejection of such resignation (or any potential alternatives, including the rejection of the resignation coupled with a commitment to seek to address and cure the underlying reasons believed by the Nominating and Corporate Governance Committee in good faith to have substantially resulted in such director failing to receive the requisite votes). The board of directors will then expeditiously take formal action following the certification of the election results from the stockholders’ meeting at which the election occurred.

Delaware Business Combination Statute

Section 203 of the DGCL provides that, subject to certain stated exceptions, a corporation may not engage in a business combination with any “interested stockholder” (as defined below) for a period of three years following the time that such stockholder became an interested stockholder, unless:

• prior to such time the board of directors of the corporation approved either the business combination or transaction which resulted in the stockholder becoming an interested stockholder;

Exhibit 4.1

• upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

• at or subsequent to such time, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent by the affirmative vote of 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

An “interested stockholder” is, subject to certain exceptions, any person (other than the corporation and any direct or indirect majority-owned subsidiary) who owns 15% or more of the outstanding voting stock of the corporation or is an affiliate or associate of the corporation and was the owner of 15% or more of the outstanding voting stock of the corporation at any time within the three-year period immediately prior to the date of determination, and the affiliates and associates of such person.

A Delaware corporation may “opt out” of these provisions with an express provision in its original certificate of incorporation or an express provision in its certificate of incorporation or bylaws resulting from a stockholders’ amendment approved by at least a majority of the outstanding voting shares. We have not opted out of Section 203 of the DGCL and are subject to the provisions therein.

Exclusive Forum

Our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware will, to the fullest extent permitted by law, be the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a breach of fiduciary duty owed by any of our directors, officers, other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty; (iii) any action asserting a claim against the us or our directors or officers arising pursuant to any provision of the DGCL or our Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time) or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; (iv) any action to interpret, apply, enforce or determine the validity of our Certificate of Incorporation or Bylaws (as either may be amended and/or restated from time to time); (v) any action asserting a claim against us or our directors or officers that is governed by the internal affairs doctrine; or (vi) any action asserting an “internal corporate claim” as that term is defined in Section 115 of the DGCL; provided, however, that, in the event that the Court of Chancery of the State of Delaware lacks subject matter jurisdiction over any such action or proceeding, any other state court of the State of Delaware, or if no state court of the State of Delaware has subject matter jurisdiction, the federal district court for the District of Delaware will be the forum.

Additionally, to prevent having to litigate claims in multiple jurisdictions and the threat of inconsistent or contrary rulings by different courts, among other considerations, our Certificate of Incorporation provides that, unless we consent in writing to the selection of an alternative forum, the federal district courts of the U.S. will be the sole and exclusive forum for the resolution of any complaint asserting a cause of action arising under the federal securities laws.